Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Joseph Coccaro – President and CEO
Telephone:     (201) 862-0660 ext. 1110

BOGOTA FINANCIAL CORP. ANNOUNCES CLOSING
OF REORGANIZATION AND STOCK OFFERING

Teaneck, New Jersey, January 15, 2020 – Bogota Financial Corp. (the “Company”), the holding company for Bogota Savings Bank, announced today that it had closed its stock offering in connection with the completion of the reorganization of Bogota Savings Bank into the two-tier mutual holding company form of organization.

    The Company sold 5,657,735 shares of common stock at a price of $10.00 per share in its subscription offering.  The Company also contributed 263,150 shares of common stock and $250,000 in cash to the Bogota Savings Bank Charitable Foundation. Upon closing, 13,157,525 shares of the Company’s common stock are outstanding, including 7,236,640 shares issued to Bogota Financial, MHC. Bogota Savings Bank’s employee stock ownership plan intends to own 3.92% of the Company’s outstanding shares of common stock. Accordingly, the employee stock ownership plan intends to purchase up to 515,775 shares of Company common stock in the open market.

The offering was oversubscribed by eligible depositors of Bogota Savings Bank having a first-tier priority under the Company’s Plan of Reorganization and Minority Stock Issuance (i.e., depositors with a qualifying deposit as of December 31, 2017). Accordingly, shares will be allocated to valid orders received from those depositors in accordance with the terms of the Plan of Reorganization, as described in the Company’s Prospectus. Any other orders received in the subscription offering will not be filled. Persons wishing to confirm their stock allocations may contact the Stock Information Center at (201) 212-6308, which will be open from 10:00 a.m. to 4:00 p.m., Eastern Time.

Shares of the Company’s common stock are expected to begin trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.” The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled in full, any refund due on or about January 16, 2020.

Piper Sandler acted as marketing agent for the Company in connection with the stock offering. Luse Gorman, PC acted as legal counsel to the Company and Bogota Savings Bank.  Goodwin Procter LLP acted as legal counsel to Piper Sandler.

About Bogota Savings Bank

Bogota Savings Bank has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey. At September 30, 2019, the Bank had total assets of $665.6 million, total deposits of $474.4 million and total equity of $74.1 million.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank is engaged.